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For Immediate Release

Contact:

Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media Contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel to Outline Strategic Initiatives at Annual Meeting

Announces Sale of Holiday Inn Express Gettysburg

NORFOLK, Neb., May 28, 2009 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 121 hotels in 24 states, today will outline four key areas of its strategic initiatives at its annual meeting.

“We are still finalizing the details of our new strategic plan, but intend to focus on four key areas,” said Kelly A. Walters, Supertel president and chief executive officer. His comments at the meeting will outline four initiatives:

•  Improving operations and returns—“We will continue to work closely with our hotel operators to refine our hotel operations and incentives, clearly focused on optimizing profitability,” Walters noted. “We believe we are making appropriate progress, especially in the current economic environment. We intend to put plans into place with a goal of retaining as much as possible of the operational savings we have created in order to enhance margins when the economy begins to recover.”

•    Reinstate and maintain a dividend competitive with the market—“A key advantage to a REIT is its ability to avoid the double taxation on dividends. We continue to monitor the requirements to maintain our REIT status. Our goal is to attain a level of profitability which will permit us to reinstate the dividend as soon as prudently practical and then to maintain it at a rate competitive with our peer group.”

•    Constantly improve portfolio—“We will regularly review our portfolio to seek ways we believe will allow us to achieve a greater return on our capital by identifying and monetizing certain assets and reinvesting the proceeds to enhance returns on our more profitable assets,” Walters commented. “Reflecting this initiative, we recently sold the 50-room Holiday Inn Express Gettysburg for approximately $2.6 million as part of our previously announced plan to divest eight hotels. We will continue to consider risk-appropriate hotel acquisitions in segments in which we have expertise and where we see long-time opportunities. In addition, we will investigate investment opportunities in real estate classes that are counter-cyclical to hotels with the goal of providing us a more stable income stream. However, hotels will remain our primary investment strategy.”

•     Strengthen balance sheet—“The company has taken significant steps to strengthen its balance sheet by paying down $19.4 million of debt since March 31, 2008. Our goal is to further reduce and then maintain risk-appropriate leverage going forward. Supertel’s remaining outstanding near-term debt due this year is a $9.5 million note payable to Wells Fargo Bank in September 2009. We expect to either refinance the loan or retire the debt with funds from operations and sale of properties. At the end of the first quarter, approximately 74 percent of our debt was fixed at a 6.5 percent weighted average rate with an average of 6.1 years to maturity. We want to improve our access to capital and intend to step up our visibility with the investment community. As we finalize our growth strategy, we believe we will have a positive story that will resonate well with investors.”

About Supertel Hospitality, Inc.

As of May 28, 2009, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 121 hotels comprised of 10,608 rooms in 24 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inns and Baymont Inn. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.